Exhibit 4.1

Execution Version

MEDALLION FINANCIAL CORP.

$39,000,000

9.25% Senior Notes due 2028

NOTE PURCHASE AGREEMENT

Dated September 29, 2023

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SCHEDULE A	—	DEFINED TERMS

SCHEDULE 1	—	FORM OF 9.25% SENIOR NOTE DUE 2028

SCHEDULE 4.4	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

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MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

9.25% Senior Notes due 2028

September 29, 2023

TO THE PURCHASER LISTED IN

THE SIGNATURE PAGES HERETO:

Ladies and Gentlemen:

Medallion Financial Corp., a Delaware corporation (the “Company”), agrees with each of the Purchaser as follows:

Section 1 AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of up to $60,000,000 aggregate principal amount of its 9.25% Senior Notes due 2028 (the “Notes”), including the Notes to be issued and sold hereunder. As used herein, the term “Notes” shall mean all Notes delivered or to be delivered pursuant to this Agreement or the Other Agreements (as hereinafter defined), which, together with any additional Notes issued as contemplated at the end of Section 2 of this Agreement or the Other Agreements, shall constitute one series of Notes, and all Notes issued in substitution or exchange therefor pursuant to Section 13 of this Agreement or such Other Agreements. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 2 SALE AND PURCHASE OF NOTES.

On the terms and subject to the conditions of this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below such Purchaser’s name on the signature pages hereto at the purchase price of 100% of the principal amount thereof. If there is more than one Purchaser hereunder, each Purchaser’s obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements, if any, and may enter into additional note purchase agreements for the Notes following the date hereof (collectively, the “Other Agreements”) substantially identical to this Agreement with each of the other purchasers listed in the signature pages thereto, if any, (the “Other Purchasers”), providing for the sale to each such Other Purchaser of Notes in the principal amount specified opposite such Other Purchasers’ name on such signature pages thereto.

Subject to the limitations set forth in Section 10.5, the Company may, without notice to or consent of the holders of the Notes, issue additional Notes having the same interest rate, maturity date and other terms; provided, that the additional Notes are fungible with the Notes issued under this Agreement and the Other Agreements.

Section 3 CLOSING.

The sale and purchase of the Notes to be purchased by the Purchaser hereunder shall occur at the offices of Medallion Financial Corp., 437 Madison Avenue, 38th Floor, New York, New York 10022, at 10:00 a.m., Eastern time, at a closing (the “Closing”) on the date hereof. At the Closing, the Company will cause to be delivered to the Purchaser through the systems of the Depositary the Notes to be purchased by such Purchaser hereunder in the form of one or more permanent global Notes, substantially in the form set out in Schedule 1, in fully registered book-entry form (in denominations of at least $1,000 as such Purchaser may request) and registered in the name of Cede & Co., as nominee for the Depositary, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to:

Bank:	The Bank of New York
City and State:	New York, NY
ABA #:	021000018
Account Name:	Pershing LLC
Account #:	8900512385

For Further Credit:

FFC Account #:	T6B002034
FFC Account Name:	Medallion Financial Corporation

If at the Closing the Company shall fail to tender such Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4 CONDITIONS TO CLOSING.

The Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes hereunder, no Default or Event of Default shall have occurred and be continuing.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes hereunder and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4 Opinion of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from Willkie Farr & Gallagher LLP, counsel for the Company, covering the matters set forth in Schedule 4.4, and the Company hereby instructs its counsel to deliver such opinion to the Purchaser.

Section 4.5 Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes hereunder shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

Section 4.6 CUSIP and ISIN Number. A CUSIP and ISIN Number shall have been obtained for the Notes.

Section 4.7 Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time since December 31, 2022.

Section 4.8 Funding Instructions. Prior to the date of the Closing, the Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that:

Section 5.1 Organization; Power and Authority. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company.

Section 5.2 Authorization, Etc. This Agreement and the Notes hereunder have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. This Agreement, the documents, or other materials delivered to, or made available through public filings to, the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby (the “Disclosure Information”), and the Financial Statements (as defined below), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Information, since December 31, 2022, there has been no change in the financial condition, operations or business or properties of the Company and its Subsidiaries taken as a whole, except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates. Each Material Subsidiary of the Company has been duly formed, is validly existing in good standing under the laws of the jurisdiction of its formation and, in the case of Medallion Bank, is validly chartered as an industrial bank. Each such Subsidiary of the Company has the power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; all of the issued common stock of each such Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims to the extent that the failure of the Securities to be free and clear of all liens, encumbrances, equities, or claims would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 5.5 Financial Statements; Material Liabilities. The Company has made available to the Purchaser, through public filings, copies of the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2022 (the “Financial Statements”). Such Financial Statements (including the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified therein and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Information.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes hereunder will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, except, in each case, that, individually or in the aggregate, would not have a Material Adverse Effect, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes hereunder.

Section 5.8 Litigation; Observance of Statutes and Orders. (a) Unless otherwise disclosed in the Disclosure Information, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Unless otherwise disclosed in the Disclosure Information, neither the Company nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. The Company and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

Section 5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent balance sheet included in the Financial Statements or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12 Employee Benefit Plans. (a) The Company has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company has not incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and (ii) no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company, or in the imposition of any Lien on any of the rights, properties or assets of the Company, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(d) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to the Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(e) The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.13 Private Offering by the Company. Based on the representations made by the Purchaser in this Agreement and representations made to the Company by its placement agents in connection with the transactions contemplated by this Agreement, neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes hereunder to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes, including the repayment of indebtedness. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Material Credit Facilities. Unless otherwise disclosed in the Disclosure Information, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Material Credit Facilities of the Company or its Subsidiaries and neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Credit Facility of the Company or such Subsidiary and no event or condition exists with respect to any Material Credit Facility of the Company or any Subsidiary the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Credit Facility to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 5.16 Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the 1940 Act, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act. Certain of the Company’s Subsidiaries are licensed to act as Small Business Investment Companies (such Subsidiaries, collectively, the “Company SBICs”) and are regulated under the Small Business Investment Company Act (the “SBA”). Except as disclosed in the Disclosure Information, the Company and its Subsidiaries are in material compliance with all conditions or requirements imposed by the SBA or any other applicable Governmental Authority.

Section 6 REPRESENTATIONS OF THE PURCHASER.

Section 6.1 Purchase for Investment. The Purchaser severally represents that it is purchasing the Notes hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. The Purchaser understands that the Notes have not been registered under the Securities Act and that the Notes will be offered and sold only to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and institutional accredited investors (as defined in Rules 501(a)(1), (2), (3) or (7) under the Securities Act) in reliance upon the exemption under Section 4(a)(2) of the Securities Act and the provisions of Rule 506(b) of Regulation D promulgated thereunder. The Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Source of Funds. The Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g), and none of clauses (a) though (f) applies to the Source;

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA and section 4975 of the Code; or

(i) the Source is not an employee benefit plan subject to Title I of ERISA and is not acting on behalf of such plan or using plan assets to purchase the Notes.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” “plan assets,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7 INFORMATION AS TO COMPANY.

Section 7.1 Financial and Business Information. The Company shall make available to each holder of a Note hereunder that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any of its Material Subsidiaries (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any of its Material Subsidiaries with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, or in the imposition of any Lien on any of the rights, properties or assets of the Company pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, in each case, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(f) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes hereunder as from time to time may be reasonably requested by any such holder of a Note hereunder.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered or made available to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and, to the extent applicable, detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence; and

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Visitation. The Company shall permit the representatives of each holder of a Note hereunder that is an Institutional Investor, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, all at such reasonable times and as often as may be reasonably requested in writing.

Section 7.4 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other reports, documents and other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (f) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other reports, documents or other information required under Section 7.1(c) or Section 7.1(f) are delivered to each holder of a Note by e-mail at the e-mail address set forth below such holder’s name on the signature pages hereto (if such holder is a Purchaser) or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any reports, documents or other information required under Section 7.1(c) or Section 7.1(f) are timely posted by or on behalf of the Company on Venue, EDGAR or on any other similar website to which each holder of Notes hereunder has free access; or

(d) the Company shall have timely filed or furnished any of the items referred to in Section 7.1(c) or Section 7.1(f) with or to the SEC on EDGAR and shall have made such items available on its home page on the internet or on Venue or on any other similar website to which each holder of Notes hereunder has free access.

Section 8 PAYMENT, PREPAYMENT AND REDEMPTION OF THE NOTES.

Section 8.1 Required Prepayments and Prepayment in Connection with a Change of Control. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date thereof. The Notes shall not be subject to required prepayments except in connection with an acceleration of the Notes pursuant to the provisions of Section 12 and pursuant to a Change of Control.

Promptly upon becoming aware that a Change of Control has occurred, and in any event not later than 30 days after the occurrence of such Change of Control, the Company shall give written notice (the “Change of Control Event Notice”) of such fact to all holders of the Notes hereunder. The Change of Control Event Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.1 and the rights of the holders hereunder and state that a Change of Control has occurred, (iii) contain an offer to prepay all Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day following the Response Date referred to below and in any event not more than 60 days after the date of such Change of Control Event Notice and (iv) provide each holder with sufficient information to enable it to make an informed decision with respect to such offer. Each holder of a Note hereunder will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Event Notice (the “Response Date”), which specified date shall be not less than 30 days after the date of such Change of Control Event Notice. The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that the failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at 101% of the principal amount of each such Note so prepaid, determined for the prepayment date with respect to such principal amount to the Change of Control Prepayment Date. If any holder shall reject (or be deemed to have rejected) such offer with respect to any Note held by such holder on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.1 to require prepayment of such Note for which such offer was rejected (or deemed rejected) in respect of such Change of Control but not in respect of any subsequent Change of Control.

For purposes of this Section 8.1, any holder of more than one Note hereunder may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

Section 8.2 Optional Redemption. The Company may redeem, at its option, all or part of the Notes hereunder upon not less than thirty (30) nor more than sixty (60) days’ prior notice (unless the Company and the Required Holders agree to another time period pursuant to Section 17) at the following redemption prices (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(i) If the redemption occurs during the period beginning on September 29, 2023 to but excluding September 30, 2025, the redemption price shall equal to the Make-Whole Amount determined for the redemption date with respect to such principal amount being redeemed plus accrued but unpaid interest thereon.

(ii) If the redemption occurs during the period beginning on September 30, 2025 to but excluding September 30, 2026, the redemption price shall equal 100% of the outstanding principal amount being redeemed plus 50% of the Coupon thereon (the “First Call Price”) plus accrued but unpaid interest thereon.

(iii) If the redemption occurs during the period beginning on September 30, 2026 to but excluding September 30, 2027, the redemption price shall equal 100% of the outstanding principal amount being redeemed plus 25% of the Coupon thereon, plus accrued but unpaid interest thereon.

(iv) If the redemption occurs during the period beginning on September 30, 2027 and ending prior to the Maturity Date, the redemption price shall equal 100% of the outstanding principal amount being redeemed plus accrued but unpaid interest thereon.

Any partial redemption will be made pro rata among all of the holders of Notes, based on the outstanding principal amounts thereof (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through DTC). The Notes hereunder are not subject to redemption at the option of the holders thereof. Each such notice as required under this Section 8.2 shall specify the redemption date (which shall be a Business Day), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed, the aggregate redemption price to be paid (including the interest to be paid on the redemption date with respect to such principal amount being redeemed).

The Company will not and will not permit any Affiliate to purchase, redeem, or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the redemption or payment of the Notes in accordance with this Agreement and the Notes or (b) upon the purchase of any of the Notes by the Company or any Affiliate at any time in the open market, private transactions or otherwise. The Paying Agent will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment or redemption of Notes pursuant to this Agreement or the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.3 Interest Payments. The interest on the Notes hereunder will accrue starting on September 29, 2023 with semi-annual interest payments to be made on March 30 and September 30, commencing March 30, 2024.

Section 8.4 Maturity; Surrender, Etc. At the Maturity Date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5 Payments Due on Non-Business Days. Notwithstanding anything in this Agreement or the Notes to the contrary, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and any payment of principal of any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9 AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes hereunder are outstanding:

Section 9.1 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Corporate Existence; Listing and Status under Applicable Law. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect. The Company will also maintain its public listing with the NASDAQ Global Select Market or another nationally recognized stock exchange for the term of the Notes hereunder and accordingly, its status as an SEC registrant.

Section 9.3 Priority of Obligations. The payment obligations of the Company under this Agreement and the Notes hereunder will be direct unsecured obligations and will rank: senior in right of payment to any of the Company’s Indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to the Company’s Indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured Indebtedness to the extent of the value of the assets securing such Indebtedness; and structurally junior to all Indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

Section 9.4 Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.5 Rating of the Notes. The Company will use commercially reasonable efforts to maintain an Egan Jones rating or a rating from any other Designated NRSRO, and to have such rating be updated on an annual basis.

Section 9.6 Cash Balances. During the period commencing on the date hereof and ending on the third anniversary thereof, the Company and its Subsidiaries shall maintain minimum cash balances including cash, marketable securities and other cash equivalents totaling, in the aggregate, at least one (1) year of interest payments payable with respect to the Notes.

Section 9.7 Rating Step Up.

(a) In the event (x) the Company’s credit rating that has been provided by a Designated NRSRO while any Notes remain outstanding is downgraded to below “investment grade” or, for clarity, a rating of BB+ (or analogous rating) or below, the interest payable on the Notes shall increase by 0.50% during the period in which the Company’s credit rating is below investment grade, commencing as of the date that such downgrade is effective, or (y) the Notes have no rating from any Designated NRSRO, the interest payable on the Notes shall increase by 1.00%, commencing as of the date on which the Notes have no such rating.

(b) If, however, for purposes of clause (x) of Section 9.7(a), the Company’s credit rating is subsequently upgraded to “investment grade” or, for clarity, a rating of BBB- (or analogous rating) or above, the interest payable on the Notes shall be the Stated Interest Rate, commencing as of the date that such upgrade is effective. If, however, for purposes of clause (y) of Section 9.7(a), the Notes are subsequently rated as (i) “investment grade” or, for clarity, a rating of BBB- (or analogous rating) or above, the interest payable on the Notes shall be the Stated Interest Rate, commencing as of the date that such rating of the Notes is effective or (ii) below “investment grade” or, for clarity, a rating of less than BBB- (or analogous rating), the interest payable on the Notes shall be the Stated Interest Rate plus 0.50%.

(c) Notwithstanding the foregoing, in no circumstances will the interest payable on the Notes, as may be adjusted by this Section 9.7, exceed the Stated Interest Rate by more than 1.00% per annum due to changes in or the absence of a rating, as contemplated by Section 9.7(a), of the Notes, and in no event will the interest payable on the Notes, as may be adjusted by Section 9.7(b), ever be less than the Stated Interest Rate.

Section 10 NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes hereunder are outstanding:

Section 10.1 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. For the avoidance of doubt, the foregoing shall in no way limit or prohibit any dividend, distribution, share buyback program or similar action by the Company or any Subsidiary so long as otherwise permitted under the terms of this Agreement and by law.

Section 10.2 Merger, Consolidation, Sale or Transfer of Assets. The Company is permitted to consolidate and merge with another entity provided that:

(a) if the Company merges out of existence or sells its assets, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and must agree to be legally responsible for the obligations under this Agreement, the Notes or other Note Documents;

(b) if the Company is not the Successor Corporation, such corporation shall have executed and delivered to each holder of Notes hereunder its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and the other Note Documents; and

(c) the Merger or sale of assets must not cause an Event of Default (unless the merger or sale would cure such Event of Default). Immediately after giving effect to such transaction no Default or Event of Default would exist.

Section 10.3 Sale of Assets. Except as permitted under Section 10.2, the Company will not, and will not permit any of its Subsidiaries (with respect to such Subsidiaries, solely to the extent that any Net Proceeds Amount of such Asset Disposition are distributed to the Company), make any Asset Disposition unless:

(a) in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary;

(b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist;

(c) the Disposition Value of the property that was the subject of such Asset Disposition either (i) would not exceed 20% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter of the Company or (ii) if it does exceed such amount, then to the extent of such excess (and with respect to such Subsidiaries, solely to the extent that any Net Proceeds Amount of such Asset Disposition are distributed to the Company), 50% of such excess Net Proceeds Amount for any such Asset Disposition is applied to a Debt Prepayment within 180 days after such Asset Disposition; and

(d) such Asset Disposition either (i) does not include the sale of more than 25% of the Capital Stock of Medallion Bank, or (ii) if it does include the sale of more than 25% of the Capital Stock of Medallion Bank, then to the extent of such excess (and with respect to a sale by Medallion Bank, solely to the extent that any Net Proceeds of such sale are distributed to the Company), 50% of such excess Net Proceeds Amount for any such sale is applied to a Stock Sale Debt Prepayment within 180 days after such sale.

Section 10.4 Dividends and Distributions. The Company will not declare or pay any cash dividend or distribution on its Capital Stock unless, after giving effect to such dividend or distribution, the Company, on a pro forma consolidated basis, has positive retained earnings adjusted for cumulative non-cash charges since the issuance of the Notes hereunder.

Section 10.5 Debt Incurrence. Following the date hereof, the Company will not create or incur any Indebtedness, except:

(a) any Indebtedness existing on the date hereof (including Indebtedness under or to be issued under the Note Documents), or any refinancings thereof;

(b) unsecured Indebtedness that ranks pari passu to the Indebtedness under the Note Documents (provided that such additional Indebtedness has a maturity date at or later than the Notes) or is Subordinated Debt;

(c) additional Indebtedness of not more than $25,000,000; and

(d) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (c) above.

Section 10.6 Financial Covenants. The Company covenants that, so long as any of the Notes hereunder are outstanding:

(a) Asset-Debt Coverage Ratio Test. It shall not permit its Asset-Debt Coverage Ratio as of the close of business on the last day of any of its fiscal quarters to be less than 150% after giving effect of any contemplated repayment of debt with the use of proceeds, beginning with the quarter ending December 31, 2023.

(b) Minimum Tangible Net Worth Maintenance Test. It shall not permit its Tangible Net Worth as of the close of business on the last day of any of its fiscal quarters to be less than $125,000,000, beginning with the quarter ending December 31, 2023.

(c) Unencumbered Assets to Unsecured Indebtedness Ratio Test. It shall not permit its ratio of Consolidated Unencumbered Assets to the aggregate principal amount of Consolidated Unsecured Indebtedness, as of the close of business on the last day of each fiscal quarter, to be less than or equal to 1.75x, beginning with the quarter ending December 31, 2023.

(d) Unsecured Indebtedness to EBITDA Ratio Test. It shall not permit its ratio of Consolidated Unsecured Indebtedness as of the close of business on the last day of each fiscal quarter to Consolidated EBITDA for the applicable Measurement Period, to be greater than or equal to 4.0x, beginning with the quarter ending December 31, 2023.

(e) EBITDA to Interest Expense Ratio Test. It shall not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense for the applicable Measurement Period, to be less than or equal to 2.0x, beginning with the quarter ending December 31, 2023.

Section 11 EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company does not pay the principal of any Note on its due date; or

(b) the Company does not pay interest on any Note when due, and such default is not cured within 30 days; or

(c) the Company remains in breach of any covenant with respect to the Notes for 60 days after the Company receives a written notice of default stating that the Company is in breach. The notice must be sent by holders of at least 25% of the principal amount of the Notes; or

(d) the Company or any Significant Subsidiary files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against the Company or any Significant Subsidiary under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days; or

(e) the Company or any Subsidiary defaults (excluding with respect to any Excluded Obligations) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent), whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after written notice to the Company by holders of at least 25% in aggregate principal amount of Notes then outstanding;

(f) a final judgment or judgments for the payment of $25,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or its Subsidiaries (excluding any Excluded Obligations), which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(g) during each one-year period, during the period commencing on the date hereof and ending on the third anniversary thereof, two or more of the Key Personnel as of the beginning of such one-year period are no longer employed as management of the Company; provided, however, that in the event of the death, disability or retirement of any Key Personnel, the Company shall have a reasonable opportunity (of not less than 90 days) to find a replacement for such individual before triggering an Event of Default.

Section 12 REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration. (a) If an Event of Default described in Section 11(d), (e) or (f) occurs, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13 REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Company shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”). The Company or any Subsidiary may act as Registrar. The Registrar will keep a register (the “Register”) of the Notes and of their transfer and exchange. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such Register. The name and address of the beneficial owner of such Note or Notes shall also be registered in such Register as an owner and holder thereof and at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes. Transfer or exchange of any Note may be effected only by surrender of the Note to the Company and the issuance by the Company of a new Note to the transferee. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. For the avoidance of doubt, any transfer pursuant to this Section 13.2 remains subject to Section 22.1.

Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14 PAYMENTS ON NOTES.

Section 14.1 Paying Agent. The Company shall maintain an office or agency where the Notes may be presented for payment (the “Paying Agent”). The Company or any Subsidiary may act as Paying Agent.

Section 14.2 FATCA Information. By acceptance of any Note hereunder, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number and any forms or other information or documentation reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.2 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15 EXPENSES, ETC.

Section 15.1 Certain Fees and Expenses. Each party to this Agreement shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Notes and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective); provided that the Company shall reimburse the Purchaser, the Other Purchasers for all reasonable costs and expenses up to $50,000 in the aggregate incurred (a) in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, including financial advisors’ fees. In addition, the Company will pay, and will save the Purchaser and each other holder of a Note hereunder harmless from, any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes hereunder by the Company.

Section 15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by the Purchaser of any Note hereunder or portion thereof or interest therein and the payment of any Note hereunder, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes hereunder embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17 AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of the Purchaser and the holder of each Note hereunder at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note hereunder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes hereunder. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 to each holder of a Note hereunder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes hereunder.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

Section 17.4 Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18 NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to the Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications below such Purchaser’s name on the signature pages hereto, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19 REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20 CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20),

(vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the Egan Jones, NAIC or the SVO or, in each case, any similar organization, or any NRSRO that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note hereunder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

(b) In the event that the Purchaser is compelled by any Governmental Authority (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Purchaser will provide the Company with notice of such request or requirement as promptly as practicable (unless not permitted by applicable law) so that the Company may seek a protective order or other appropriate remedy. The Purchaser shall cooperate reasonably with the Company in connection with the Company’s reasonable efforts to seek such an order or remedy. If the Company does not obtain such protective order or other remedy, or the Company waives compliance with this Section 20(b), such Purchaser will furnish only that portion of the applicable Confidential Information that is reasonably required, and will exercise reasonable efforts to obtain assurance that the confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary in this Section 20(b), the Purchaser may disclose Confidential Information to any regulatory authority having jurisdiction over such Purchaser or its Affiliates during the course of any routine examination.

(c) In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, the Purchaser or holder of a Note hereunder is required to agree to a confidentiality undertaking (whether through Venue, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21 SUBSTITUTION OF PURCHASER.

The Purchaser shall have the right to substitute any one of its Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes hereunder that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes hereunder then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22 MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note hereunder) whether so expressed or not, except that (i) subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder and (ii) no holder may assign or otherwise transfer its rights or obligations hereunder or under the Notes without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) except for a transfer to an Affiliate of such holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) all references to this “Agreement” shall refer to this Agreement and the Other Agreements, collectively, which shall be deemed to be one and the same agreement for all purposes hereunder.

Section 22.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Exchange of signature pages to this Agreement by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement.

Section 22.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7 Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it as specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8 Rights Only with Respect to the Notes Purchased Hereunder. Notwithstanding anything herein to the contrary, the Purchaser shall have rights only with respect to the Notes it purchases hereunder, and not with respect to any other Notes.

[Signature page follows.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MEDALLION FINANCIAL CORP.

By
Name: Anthony N. Cutrone
Title: Executive Vice President and Chief Financial Officer

The foregoing is hereby agreed

to as of the date hereof.

[NAME OF PURCHASER]

By
Name:
Title:

Principal amount of Notes: $

Contact information:

SCHEDULE A

(to Note Purchase Agreement)

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset-Debt Coverage Ratio” shall mean the ratio obtained by dividing (i)(x) total assets less the sum of (y) the aggregate amount of borrowed funds of Company SBICs, plus the amount of borrowed funds of Medallion Bank, plus, without duplication, the aggregate amount of Excluded Obligations, by (ii)(x) total liabilities less the sum of (y) the aggregate amount of borrowed funds of Company SBICs, plus the amount of borrowed funds of Medallion Bank, plus, without duplication, the aggregate amount of Excluded Obligations. The amounts of total assets and total liabilities shall be calculated on a consolidated basis for the Company in accordance with GAAP.

“Asset Disposition” means any Transfer except:

(a) any Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

(b) any Transfer made in the ordinary course of business;

(c) for purposes of Section 10.3(c), any Transfer of Capital Stock of Medallion Bank; and

(d) any Transfer of loans held by Medallion Bank.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.5 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” with respect to any corporation, shall mean common stock, Preferred Stock, and any and all shares or other equivalents (however designated) of any other corporate stock, of such corporation.

“Change of Control” shall be deemed to occur if at any time following the date of Closing any of the following shall occur:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or its wholly owned subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of the Company’s common stock (other than changes resulting from a subdivision or combination) as a result of which the Company’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or assets; provided, however, that a transaction described in clause (A) or this clause (B) (x) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (y) that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Company’s common stock solely into shares of common stock of the surviving entity, in each case, shall not be a Change of Control pursuant to this clause (2); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company to any person other than one of its Wholly-Owned Subsidiaries; or

(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Company SBICs” is defined in Section 5.17.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Income, (ii) Consolidated Interest Expense, (iii) provision for federal, state, local and foreign income taxes, franchise taxes and other taxes in lieu of income taxes payable, (iv) total depreciation expense, (v) total amortization expense, (vi) transaction expenses, financial advisory fees, accounting fees, legal fees and any other similar third party reasonable out-of-pocket fees and out-of-pocket expenses incurred in connection with the pursuit of any acquisition, offering of Capital Stock, investment, Asset Disposition, recapitalization or the incurrence, issuance, repayment, amendment or modification of Indebtedness (in each case, regardless of whether such transaction is consummated), (vii) all charges and expenses relating to severance payments, business optimization expenses and other restructuring and integration charges, (viii) any non-cash equity-based compensation expense, (ix) to the extent not covered by insurance (and as to which the applicable insurance carrier has not denied coverage), expenses with respect to liability or casualty events or business interruptions, (x) fees, costs, fines and expenses associated with any investigation, litigation and any settlements thereof, (xi) retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses, (xii) provisions relating to any loan losses or charge-offs, (xiii) any other non-cash charges and (xiv) any one-time expenses. For the avoidance of doubt, “Consolidated EBITDA” shall not include impairment charges of assets which would be classified as intangible assets under GAAP, which, for the purposes of this definition, shall be limited to goodwill, patents, trademarks, trade names, copyrights, franchises, brand-related intellectual property, home improvement contractor relationships and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expenses) and similar assets.

“Consolidated Income” means, for any period, an amount equal to income of the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense for the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Total Assets” means the total assets of the Company and its consolidated Subsidiaries determined in accordance with GAAP as of the date of determination.

“Consolidated Unencumbered Assets” shall mean (a) total consolidated assets of the Company and its consolidated Subsidiaries less (b) the sum of the aggregate amount of borrowed funds of Medallion Bank, the aggregate amount of borrowed funds of Company SBICs, and, without duplication, the aggregate amount of Excluded Obligations.

“Consolidated Unsecured Indebtedness” means the total unsecured Indebtedness of the Company and its consolidated Subsidiaries outstanding as of the time of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Coupon” means the product of the Stated Interest Rate and the principal amount of the Notes being redeemed.

“Debt Prepayment” means, with respect to any Transfer of property, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer (i) first, to pay Senior Debt of the Company that is secured by a Lien on the assets of the Company and (ii) then, if such secured Senior Debt has been paid off, to pay off Senior Debt of the Company that is unsecured and ranks pari passu to the Notes, other than, in each case, Senior Debt owing to the Company, any of its Subsidiaries or any Affiliate and Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (a) 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes hereunder or (b) 2.0% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Depositary” means The Depository Trust Company or another depositary specified by the Company, or a nominee thereof.

“Designated NRSRO” means a U.S. “nationally recognized rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is designated as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Disclosure Information” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Obligations” means any (a) borrowings by any bankruptcy remote special purpose vehicles, including in connection with a securitization or asset-backed security transaction, (b) SBA borrowings and (c) any judgment or decree related to any of the foregoing clauses (a) and (b).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Financial Statements” is defined in Section 5.5.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.5, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Holder” or “holder” means, with respect to any Note, the beneficial owner of such Note whose name and address appears in the Register.

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(c) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), but solely to the extent of the amount outstanding thereunder;

(d) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (c) hereof (for the avoidance of doubt, without duplication).

Indebtedness of any Person shall (i) include all obligations of such Person of the character described in clauses (a) through (d) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP and (ii) for the avoidance of doubt, exclude any deposits.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Key Personnel” means the Company’s chief executive officer, president and chief financial officer. For the avoidance of doubt, the positions of chief executive officer and president may be held by the same individual. In such event, the Company, by action of its board of directors in good faith, may appoint another member of senior management of the Company or Medallion Bank to be one of the Key Personnel.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” means, for purposes of Section 8.2 (Optional Redemption) and with respect to any Note, an amount equal to the greater of (a) the Discounted Value of the First Call Price and of the Remaining Scheduled Payments with respect to the Called Principal of such Note, and (b) such Called Principal. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

(i) “Adjusted Treasury Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% (50 basis points) plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported on or prior to the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Life. The Adjusted Treasury Yield shall be rounded to two decimal places.

(ii) “Called Principal” means, with respect to any Note, the principal of such Note that is to be redeemed pursuant to Section 8.2.

(iii) “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting (a) the First Call Price from September 30, 2025, plus (b) all Remaining Scheduled Payments with respect to the Called Principal from their respective scheduled due dates, in each case to the Settlement Date with respect to such Called Principal in accordance with accepted financial practice and at a discount rate (applied on a semi-annual basis assuming a 360-day year of twelve 30-day months) equal to the Adjusted Treasury Yield with respect to such Called Principal.

(iv) “Remaining Life” means, with respect to any Called Principal, the number of full months that will elapse between the Settlement Date with respect to such Called Principal and September 30, 2025; provided that, if such period is less than one month, the Remaining Life shall be deemed to be one month.

(v) “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of interest thereon that would be due from and after the Settlement Date to but excluding September 30, 2025; provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to but excluding such Settlement Date and required to be paid on such Settlement Date.

(vi) “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be redeemed pursuant to Section 8.2 (Optional Redemption).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, and (b) the ability of the Company to perform its obligations under this Agreement and the Notes hereunder.

“Material Credit Facility” means, as to the Company and its Subsidiaries, any agreements creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency). For the avoidance of doubt, “Material Credit Facility” shall not include any Excluded Obligations or borrowed funds of Medallion Bank.

“Maturity Date” is defined in the first paragraph of each Note.

“Measurement Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 7.1(a) or (b); provided that, the first Measurement Period shall commence with the fiscal quarter ending December 31, 2023.

“Medallion Bank” means Medallion Bank, a Subsidiary of the Company and a Federal Deposit Insurance Corporation insured industrial bank.

“NAIC” means the National Association of Insurance Commissioners.

“NRSRO” is defined in Section 9.5.

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) the sum of (i) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer plus (ii) all amounts estimated by the Company in good faith that are required to be paid as a dividend on or any distribution in respect of any Capital Stock of the Company in order to avoid the imposition of income taxes pursuant to the Code in respect of such Transfer.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, the Other Agreements, the Notes, and all other documents, instruments, certificates and notices at any time delivered in connection with the foregoing.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.

“Other Purchasers” is defined in Section 2.

“Paying Agent” is defined in Section 14.1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or with respect to which the Company may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means the purchaser that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that the Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Register” is defined in Section 13.1.

“Registrar” is defined in Section 13.1.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SBA” is defined in Section 5.17.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” shall mean all Indebtedness of the Company that is senior in priority or pari passu to the Notes.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “Significant Subsidiary” (as defined in Article I, Rule 1-02 of Regulation S-X, as in effect on the date of the Closing) of the Company.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Stated Interest Rate” means 9.25%.

“Stock Sale Debt Prepayment” means, with respect to any Transfer of the Capital Stock of Medallion Bank, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer (i) first, to pay Senior Debt of the Company that is secured by a Lien on the assets of the Company, (ii) second, if such secured Senior Debt has been paid off, to pay off Senior Debt of the Company that is unsecured (other than, in the case of the foregoing clauses (i) and (ii), Senior Debt owing to the Company, any of its Subsidiaries or any Affiliate and Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness) and (iii) third, if all Senior Debt has been paid off, to pay off any Subordinated Debt pro rata.

“Subordinated Debt” shall mean all Indebtedness of the Company for borrowed money that is subordinated to the Notes on terms that are, and pursuant to a form of subordination that is, acceptable in form and substance to the Required Holders.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Substitute Purchaser” is defined in Section 21.

“Successor Corporation” is defined in Section 10.2.

“SVO” means the Securities Valuation Office of the NAIC.

“Tangible Net Worth” shall mean total assets, excluding all goodwill and intangible assets less total liabilities, except that any deferred tax liabilities which relate to goodwill and intangible assets shall be excluded from total liabilities, calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Consolidated Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“U.S.” means United States.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 1

(to Note Purchase Agreement)

FORM OF GLOBAL NOTE CERTIFICATE

MEDALLION FINANCIAL CORP.

9.25% SENIOR NOTE DUE 2028

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO AN ACCREDITED INVESTOR AS DEFINED IN RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT; OR (C) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THIS NOTE IS A GLOBAL NOTE AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES SPECIFIED HEREIN OR IN THE NOTE PURCHASE AGREEMENT.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO THE NOTE PURCHASE AGREEMENTS, DATED AS OF SEPTEMBER 29, 2023, BETWEEN MEDALLION FINANCIAL CORP. AND THE RESPECTIVE PURCHASERS NAMED THEREIN (AS FROM TIME TO TIME MAY BE AMENDED, TOGETHER, THE “NOTE PURCHASE AGREEMENT”), A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN

REQUEST FROM THE COMPANY. THIS NOTE REMAINS SUBJECT TO THE TERMS AND CONDITIONS OF THE NOTE PURCHASE AGREEMENT AND BY ACCEPTING ANY BENEFICIAL INTEREST IN THIS NOTE THE PERSON ACCEPTING SUCH BENEFICIAL INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF THAT NOTE PURCHASE AGREEMENT APPLICABLE TO SUCH PERSON, AS SET FORTH THEREIN.

TRANSFERS OF THIS NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF BENEFICIAL INTEREST IN THIS NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH RESTRICTIONS SET FORTH HEREIN AND IN THE NOTE PURCHASE AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 22.1 THEREOF).

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS NOTE OR ANY INTEREST HEREIN.

MEDALLION FINANCIAL CORP.

9.25% SENIOR NOTE DUE 2028

No. R-[__]	September 29, 2023
$[_______]	QIB CUSIP / ISIN: 583928 AJ5/ US583928AJ52

FOR VALUE RECEIVED, the undersigned, MEDALLION FINANCIAL CORP. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to CEDE & CO., or its registered assigns, as nominee of the Depository Trust Company, the principal sum of [___________] on September 30, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 9.25% per annum (as may be adjusted from time to time pursuant to Section 9.7 of the Note Purchase Agreements (as defined below)) from September 29, 2023, payable semiannually, on March 30 and September 30 in each year (each, an “Interest Payment Date”), commencing on March 30, 2024, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest, at a rate per annum from time to time equal to the greater of (i) 2% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

A-2

This Note is one of a series of Senior Notes due 2028 (herein called the “Notes”) issued pursuant to the Note Purchase Agreements, dated as of September 29, 2023 (as from time to time amended, and including other note purchase agreements for the Notes that may be entered into following the date hereof, collectively, the “Note Purchase Agreements”), between the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreements. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreements.

1. Payment of Principal and Interest.

(a) UMB Bank, N.A. will act as the initial Paying Agent and Registrar through its offices presently located at 5555 San Felipe, Suite 870, Houston, Texas 77002, Attn: Mauri Cowen, pursuant to a Paying Agency and Registrar Agreement between the Company and the Paying Agent dated as of September 29, 2023. The Company may change any Paying Agent or Registrar without notice to any holder. The Company or any of its Subsidiaries may act in any such capacity.

(b) Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the holder if such holder shall have previously provided wire instructions to the Company, upon presentation and surrender of this Note to the Paying Agent at the address noted above, or at such other place or places as the Company or the Paying Agent shall designate by notice to the holders, provided that this Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered holder, as such Person’s address appears on the Register. Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered in the Register at the close of business on the fifteenth calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not paid on the Interest Payment Date, if any, will be paid to the holder in whose name this Note is registered at the close of business on a special record date fixed by the Company, notice of which shall be given to the Noteholder not less than 10 calendar days prior to such special record date.

(c) Payments of principal and interest on with respect to this Note are to be made in lawful money of the United States of America.

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2. Global Notes.

(a) Notwithstanding any other provision herein, this Note may not be exchanged in whole or in part for Notes registered, and no transfer of this Note in whole or in part may be registered, in the name of any person other than Depositary or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Note, and no qualified successor is appointed by the Company within 90 days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within 90 days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 2(a) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in this Note of the occurrence of such event and of the availability of Notes to such owners of beneficial interests requesting the same.

(b) If this Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in this Note, then either (i) such Note shall be so surrendered for exchange or cancellation as provided in this Section 2 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Registrar (as defined below), whereupon the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of this Note by the Depositary, accompanied by registration instructions, the Company shall cause to be executed and delivered any Notes issuable in exchange for such Note (or any portion thereof) in accordance with the instructions of the Depositary.

(c) Every Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Note or any portion thereof shall be executed and delivered in the form of, and shall be, a global Note, unless such Note is registered in the name of a person other than the Depositary for such Note or a nominee thereof.

(d) The Depositary or its nominee, as the registered owner of this Note, shall be the holder of such Note for all purposes under this Note, and owners of beneficial interests in this Global Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in this Global Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Registrar shall be entitled to deal with the Depositary for all purposes relating to this Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Note and shall have no obligations to the owners of beneficial interests therein.

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(e) The rights of owners of beneficial interests in a Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

3. Registration of Transfer; Register.

(a) Transfer or exchange of any Note may be effected only by surrender of the Note to the Company and the issuance by the Company or the Registrar of a new Note to the transferee. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii) of the Note Purchase Agreements), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000.

(b) Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2 of the Note Purchase Agreements. For the avoidance of doubt, any transfer of a Note or the beneficial ownership of a Note remains subject to Section 22.1 of the Note Purchase Agreements.

(c) The Registrar shall maintain the Register providing for the registration of the Notes and any exchange or transfer thereof.

4. Prepayment. This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise, including as follows: if less than all of the outstanding Notes are being prepaid in accordance with this Section 4, the Notes will be prepaid pro rata based on the outstanding principal amount thereof (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through DTC).

5. Event of Default. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreements.

6. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the

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State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

MEDALLION FINANCIAL CORP.

By
Name:
Title:

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SCHEDULE 4.4

(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

FOR THE COMPANY

The following opinions are to be provided by special counsel for the Company, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Note Purchase Agreement(s).

1. The Company is validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as currently conducted, to execute and deliver the Note Purchase Agreement(s) and the Notes hereunder and to perform the provisions thereof.

2. The Note Purchase Agreement(s) have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

3. The Notes being purchased by you at the Closing have been duly authorized, executed and, when issued and delivered to, and paid for by, the Purchaser(s) in accordance with the terms of the Note Purchase Agreement(s) will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority by the Company is required in connection with the execution, delivery or performance by the Company of the Note Purchase Agreement(s) or the Notes hereunder.

5. It was not necessary in connection with the offering, sale and delivery of the Notes purchased by the Purchaser(s) at the Closing, under the circumstances contemplated by the Note Purchase Agreement(s), to register said Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939.